Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase (as defined below), dated April 5, 2017, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Ordinary Shares

of

MOBILEYE N.V.

at

$63.54 per share

Pursuant to the Offer to Purchase dated April 5, 2017

by

CYCLOPS HOLDINGS, LLC.

a wholly owned subsidiary of

INTEL CORPORATION

Cyclops Holdings, LLC, a Delaware limited liability company (“Purchaser”) and a wholly owned subsidiary of Intel Corporation, a Delaware corporation (“Intel”), is offering to purchase all of the outstanding ordinary shares, nominal value €0.01 per share (the “Shares”), of Mobileye N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands registered with the trade register in The Netherlands under file number 34158597 (“Mobileye”), at a purchase price of $63.54 per Share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”).

The Offer is being made pursuant to a Purchase Agreement, dated as of March 12, 2017 (as it may be amended from time to time, the “Purchase Agreement”), by and among Intel, Cyclops Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Intel (“Cyclops”) and Mobileye. On April 4, 2017, Cyclops converted from a Delaware corporation to a Delaware limited liability company (the “Conversion”). The Conversion has not adversely impacted, and will not adversely impact, in any respect Mobileye or any of its shareholders, or Mobileye’s rights under the Purchase Agreement, and has not relieved, and will not relieve, Intel or Cyclops of its respective obligations under the Purchase Agreement. All references to “Purchaser” in describing Purchaser’s rights and obligations under the Purchase Agreement refer to Cyclops prior to the Conversion, and to Purchaser following the Conversion. Unless the Offer is earlier terminated, the Offer will expire at 5:00 p.m., New York City time, on June 21, 2017 (the “Expiration Time,” unless the Offer is extended in accordance with the Purchase Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire).

Purchaser may extend the Offer to such other date and time as may be agreed in writing by Mobileye and Intel, and will extend the Offer for the minimum period required by applicable law, the United States Securities and Exchange Commission (the “SEC”), or the rules of the NASDAQ Global Select Market or the New York Stock Exchange (“NYSE”). Purchaser will also extend the Offer on one or more occasions in consecutive periods of 10 business days each if, at the then-scheduled Expiration Time, any condition to the Offer has not been satisfied or waived, in order to permit satisfaction of such condition, or 20 business days in case of the Antitrust Clearance Condition (as defined below) if such condition is not reasonably likely to be satisfied within such 10 business day extension period. Purchaser will not be required to extend the Offer for more than two occasions if the sole remaining unsatisfied condition to the Offer is the Minimum Condition (as defined below) and the Pre-Wired Asset Sale Ruling (as defined below) has been obtained or Intel determines in its reasonable judgment that the Pre-Wired Asset Sale Ruling will not be received, and Purchaser is not required to extend the Offer beyond March 12, 2018

(subject to automatic extension to June 10, 2018 and September 8, 2018, respectively, if, at each earlier such date, all conditions to the closing have been satisfied, other than the Antitrust Clearance Condition).

Tendering shareholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 21, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Purchase Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Intel will cause Purchaser to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) thereafter), pay for all Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Acceptance Time (such time of payment, the “Offer Closing”). It is expected that following the Offer Closing, the listing of the Shares on the NYSE will be terminated, Mobileye will no longer be a publicly traded company, and the Shares will be deregistered under the Exchange Act, resulting in the cessation of Mobileye’s reporting obligations with respect to the Shares with the SEC.

After careful consideration, the board of directors (bestuur) of Mobileye (the “Mobileye Board”) has unanimously (other than the executive directors of Mobileye, Professor Amnon Shashua and Mr. Ziv Aviram, who abstained, due to potential conflicts of interest) (a) determined that the Purchase Agreement and certain of the transactions contemplated thereby are in the best interests of Mobileye, its business and its shareholders, employees and other relevant stakeholders, and (b) approved and adopted the Purchase Agreement and approved certain of the transactions contemplated thereby.

The Mobileye Board recommends that Mobileye shareholders accept the Offer and tender their Shares in the Offer. Furthermore, the Mobileye Board recommends that you vote “for” each of the items that contemplate a vote of Mobileye shareholders at the extraordinary general meeting of Mobileye shareholders (the “EGM”), which will be combined with Mobileye’s 2017 annual general meeting of shareholders, scheduled to be held on June 13, 2017, at 3:00 p.m. Central European Time at the Waldorf Astoria Amsterdam, Herengracht 542 – 556, 1017 CG Amsterdam, The Netherlands. At the EGM, Mobileye shareholders will be requested to vote on approval of (a) the transfer to and assumption of all or substantially all of the assets and liabilities of Mobileye by Purchaser (or an affiliate of Purchaser) (the “Asset Sale”) and the Liquidation (as defined below), including the appointment of a liquidator of Mobileye effective as of the time of the Liquidation (collectively, the “Pre-Wired Asset Sale Resolutions”), (b) certain amendments to Mobileye’s articles of association to become effective after the Offer Closing, including the conversion of Mobileye from a public limited liability company (naamloze vennootschap or N.V.) to a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid or B.V.) under Dutch law (the “Conversion Resolutions”), (c) the appointment of directors designated by Purchaser to the Mobileye Board to replace certain current directors of Mobileye who will resign from the Mobileye Board effective as of the Offer Closing, and (d) other matters contemplated by the Purchase Agreement.

Following the Acceptance Time in accordance with the Purchase Agreement, Purchaser will provide for a subsequent offering period of at least 10 business days in accordance with Rule 14d-11 under the Exchange Act (the “Subsequent Offering Period”). In the event that prior to the expiration of the Subsequent Offering Period, Purchaser or one of its affiliates has elected to (a) exercise its right to purchase such number of newly issued ordinary shares of Mobileye so as to increase Purchaser’s ownership by 15% of the total ownership of ordinary shares of Mobileye after giving effect to such purchase (the “Call Option”) or (b) effectuate the Asset Sale, Purchaser will extend the Subsequent Offering Period for at least five business days (the “Minority Exit Offering Period”). Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), or any delay in making payment for Shares.

As promptly as practicable following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), Intel or Purchaser may effectuate or cause to be effectuated, at Intel’s or Purchaser’s election, a corporate reorganization of Mobileye and its subsidiaries (the “Post-Offer Reorganization”). The Post-Offer Reorganization will utilize processes available to Purchaser under Dutch law to ensure that (a) Purchaser becomes the owner of all of Mobileye’s business operations from and after the consummation of the Post-Offer Reorganization and (b) any Mobileye shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) are offered or receive the same consideration for their Shares as those shareholders who tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), without interest and less applicable withholding taxes. Notwithstanding the foregoing, in the event that the compulsory acquisition procedure (uitkoopprocedure) of non-tendered shares as provided by Dutch law (the “Compulsory Acquisition”) is implemented, then Shares held by non-tendering Mobileye shareholders will be acquired in accordance with Section 2:92a or Section 2:201a of the Dutch Civil Code. In that circumstance, the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the “Dutch Court”) will determine the price to be paid for the non-tendered Shares. In such event, while Intel and Purchaser will use their reasonable best efforts to cause the per Share price paid in the Compulsory Acquisition for the non-tendered Shares to be equal to the Offer Consideration, the Dutch Court has sole discretion to determine the per Share price for the non-tendered Shares. Such price may be greater than, equal to or less than the Offer Consideration. Such price may potentially be increased by statutory interest (“Dutch Statutory Interest”) accrued at the rate applicable in The Netherlands (currently two percent per annum). The period for the calculation of the Dutch Statutory Interest would begin either (i) on the date on which the Offer Consideration became payable to Mobileye shareholders who tendered their Shares to Purchaser in the Offer (the “Offer Payment Date”), provided that Purchaser has acquired at least 95% of Mobileye’s issued capital (geplaatst kapitaal) as of the Offer Payment Date or (ii) under certain circumstances, including when Purchaser has not acquired at least 95% of Mobileye’s issued capital (geplaatst kapitaal) as of the Offer Payment Date, from the date when the Dutch Court renders a judgment allowing the claim for the Compulsory Acquisition against the non-tendering shareholders for all of their Mobileye Shares. The end of the period for the calculation of the Dutch Statutory Interest would be the date Purchaser pays for the Shares then owned by the non-tendering Mobileye shareholders. As a result of the Post-Offer Reorganization, Mobileye will either be liquidated or become wholly owned by Purchaser.

Purchaser and Intel may effectuate or cause to be effectuated, at Purchaser’s or Intel’s election, the Post-Offer Reorganization by one or more of a variety of actions, potentially including (a) subject to the receipt of the Pre-Wired Asset Sale Ruling (as defined below) and the approval of the Pre-Wired Asset Sale Resolutions by Mobileye shareholders at the EGM, the Asset Sale and, following the consummation of the Asset Sale, completing the Post-Offer Reorganization by the Liquidation (as defined below) and the Second Step Distribution (as defined below) or (b) if permissible under applicable law, the Compulsory Acquisition.

Under the Purchase Agreement, Mobileye (which is a tax resident of Israel) has agreed, as soon as reasonably practicable after the execution of the Purchase Agreement, and in consultation with Intel and Purchaser, to prepare and file with the Israel Tax Authority (the “ITA”) an application for a ruling or rulings in form and substance reasonably acceptable to Intel and Purchaser that (a) exempts Intel, Purchaser and Mobileye from Israeli tax with respect to the Asset Sale, the Second Step Distribution, and the Liquidation, taking into account all relevant related steps (including the possible conversion of Mobileye from a Naamloze Vennootschap or N.V. to a Besloten Vennootschap met Beperkte Aansprakelijkheid or B.V. following the Asset Sale) and (b) provides that the Asset Sale will not adversely affect the remaining duration or the extent of the incentives available to Mobileye and its subsidiaries resulting from the status of a “Preferred Enterprise” and/or “Benefitted Enterprise” under Israel’s Law for the Encouragement of Capital Investment, 1959, or require any recapture of any previously claimed incentive, and that the entitlement of Mobileye or any of its subsidiaries to any such incentive shall be preserved despite the Asset Sale (clauses (a) and (b) together, the “Pre-Wired Asset Sale Ruling”).

If the ITA issues the Pre-Wired Asset Sale Ruling and Mobileye shareholders have approved the Pre-Wired Asset Sale Resolutions and the Conversion Resolutions, and if Purchaser and Intel elect to proceed with the Asset Sale followed by the Liquidation and the Second Step Distribution, and if the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period), together with the Shares then owned by Intel or its affiliates, represents at least 67% of Mobileye’s issued capital (geplaatst kapitaal) (or 80%, if the Mobileye shareholders have not approved the Pre-Wired Asset Sale Resolutions and the Conversion Resolutions), then the cash consideration paid by Purchaser to Mobileye in the Asset Sale would be an aggregate amount equal to the Offer Consideration multiplied by the total number of Shares held by non-tendering Mobileye shareholders as of the expiration of the Subsequent Offering Period and, upon consummation of the

Asset Sale: (a) Mobileye will hold only the cash received in the Asset Sale; (b) Purchaser (or an affiliate of Purchaser) would (i) own all of Mobileye’s business operations and (ii) be the principal shareholder in Mobileye; and (c) the non-tendering Mobileye shareholders would continue to own Shares representing, in the aggregate, a minority of the Shares then outstanding. As soon as practicable following the consummation of the Asset Sale, Purchaser (or an affiliate of Purchaser) would then complete the Post-Offer Reorganization by causing Mobileye to be liquidated in accordance with applicable Dutch procedures (the “Liquidation”), with Purchaser (or an affiliate of Purchaser) providing an indemnity or guarantee to the liquidator in respect of the Liquidation for any deficit in the estate of Mobileye to enable the liquidator to make an immediate advance distribution in cash (the “Second Step Distribution”) to a depositary on behalf of each non-tendering Mobileye shareholder in an amount equal to the Offer Consideration, without interest and less applicable withholding taxes, for each Share then owned.

If the number of Shares tendered pursuant to the Offer and not properly withdrawn (including Shares validly tendered during the Subsequent Offering Period), together with the Shares then owned by Intel or its affiliates, represents fewer than 100% but at least 95% of Mobileye’s issued capital (geplaatst kapitaal), and Purchaser and Intel elect to have Purchaser commence the Compulsory Acquisition, Purchaser would then complete the Post-Offer Reorganization by commencing a statutory proceeding before the Dutch Court for the Compulsory Acquisition. While Intel and Purchaser will use their reasonable best efforts to cause the per Share price paid in the Compulsory Acquisition to be equal to the Offer Consideration, the Dutch Court has sole discretion to determine the per Share price, which may be greater than, equal to, or less than the Offer Consideration (with such price potentially being increased by Dutch Statutory Interest). Upon execution (tenuitvoerlegging) of the Dutch Court’s ruling in the Compulsory Acquisition, each non-tendering Mobileye shareholder will receive the Dutch Court-determined per Share price and Purchaser will become the sole shareholder of Mobileye.

The applicable withholding taxes (including Israeli dividend withholding taxes) and other taxes, if any, imposed on Mobileye shareholders who do not tender their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) may be different from, and greater than, the taxes imposed upon such Mobileye shareholders had they tendered their Shares pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period).

The Offer is conditioned upon, among other things, (a) the absence of the termination of the Purchase Agreement in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Purchase Agreement and applicable law) of the following as of the scheduled Expiration Time: (i) the Minimum Condition; (ii) the Antitrust Clearance Condition; (iii) the Restraints Condition; (iv) the Governance Resolutions Condition; and (v) the Material Adverse Effect Condition, each as defined below.

The “Minimum Condition” requires that there have been validly tendered pursuant to the Offer and not properly withdrawn a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Intel or its affiliates, represents at least 95% of Mobileye’s issued capital (geplaatst kapitaal) as of immediately prior to the Expiration Time, provided that this threshold (a) may be lowered by Intel in its sole discretion to a percentage not less than 80%, (b) will be lowered to 80% if the ITA issues the Pre-Wired Asset Sale Ruling, and (c) will be lowered to 67% if (1) the ITA issues the Pre-Wired Asset Sale Ruling and (2) the Pre-Wired Asset Sale Resolutions and Conversion Resolutions are adopted at the EGM.

The “Antitrust Clearance Condition” requires (a) the expiration or termination of any applicable waiting period (and extensions thereof) applicable to the Offer and the other transactions contemplated by the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) the receipt of all required consents or approvals under the Israel Restrictive Trade Practices Law, 5748-1988, as amended, and (c) the receipt of, or expiration of relevant waiting periods under, all required clearances or approvals under other applicable regulatory or antitrust laws, as agreed to by Purchaser, Intel, and Mobileye under the terms of the Purchase Agreement.

The “Restraints Condition” requires that there is not in effect any law, regulation, order, or injunction entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal, frustrating, or enjoining the consummation of the transactions contemplated by the Purchase Agreement, other than the Call Option. The foregoing shall also not apply with respect to any form of Post-Offer Reorganization (other than the Compulsory Acquisition, or Mobileye’s potential election pursuant to U.S. Treasury Regulations Section 301.7701-3 to be classified as a partnership or as a disregarded entity for U.S. federal tax purposes) to the extent that the number of

Shares tendered pursuant to the Offer and not properly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), together with the Shares then owned by Intel or its affiliates, represents at least 95% of Mobileye’s issued capital (geplaatst kapitaal) as of immediately prior to the Expiration Time.

The “Governance Resolutions Condition” requires that, at the EGM or a subsequent EGM, Mobileye shareholders have adopted one or more resolutions effective upon the Offer Closing to appoint Purchaser-designated directors, including two non-executive directors who are independent from Intel and Purchaser (if such independent non-executive directors are not already members of the Mobileye Board), to replace those members of the Mobileye Board who will resign from the Mobileye Board effective as of the Offer Closing.

The “Material Adverse Effect Condition” requires that no fact, change, event, development, occurrence, or effect has occurred following the date of the Purchase Agreement that, individually or in the aggregate, would have or reasonably be expected to have a Company Material Adverse Effect (as defined in the Purchase Agreement).

Any extension of the Offer will be followed by a public announcement of the extension no later than 9:00 a.m. New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire, which notice shall also include the approximate number of Shares validly tendered and not properly withdrawn as of such date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making an appropriate filing with the SEC.

Purchaser expressly reserves the right at any time prior to the Expiration Time, at its sole discretion, to waive, in whole or in part, any condition to the Offer and to make any change in the terms of or conditions to the Offer. However, Purchaser will not, and Intel will cause Purchaser not to (without the prior written consent of Mobileye): (a) waive or change the Minimum Condition (except to the extent contemplated under the Purchase Agreement); (b) decrease the Offer Consideration; (c) change the form of consideration to be paid in the Offer; (d) decrease the number of Shares sought in the Offer; (e) extend or otherwise change the Expiration Time (except as provided in the Purchase Agreement); or (f) impose additional conditions to the Offer or otherwise amend, modify, or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to Mobileye shareholders.

Subject to the satisfaction or waiver by Purchaser (to the extent such waiver is permitted by applicable law and the terms of the Purchase Agreement) of all the conditions to the Offer set forth in the Offer to Purchase, Purchaser will (and Intel will cause Purchaser to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter), accept for payment and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Acceptance Time. During the Subsequent Offering Period, Purchaser will immediately accept for payment and promptly pay for all additional Shares tendered during such Subsequent Offering Period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act, the Israel Restrictive Trade Practices Law, 5748-1988, as amended, and any other applicable foreign antitrust, competition, or merger control laws.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) if you are a record holder and you hold Shares in book-entry form on the books of Mobileye’s transfer agent, (i) the Letter of Transmittal, properly completed and duly executed, and (ii) any other documents required by the Letter of Transmittal and (b) if your Shares are held in “street” name and are being tendered by book-entry transfer, (i) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstance will interest be paid on the Offer Consideration paid pursuant to the Offer, regardless of any extension of the Offer, the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), or any delay in making payment for Shares.

On the terms of and subject to the conditions to the Offer, Purchaser will (and Intel will cause Purchaser to), (a) at or as promptly as practicable following the Expiration Time (but in any event within two business days thereafter), accept for payment and (b) at or as promptly as practicable following the Acceptance Time (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay for all Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Acceptance Time. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered pursuant to the Offer and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Consideration for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, such unpurchased Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in the Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer. Shares tendered pursuant to the Offer may be properly withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 4, 2017, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment for Shares) for Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Time.

No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) and no withdrawal rights apply during the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period) with respect to Shares tendered in the Offer and accepted for payment.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of any Shares by any particular shareholder, regardless of whether or not similar defects or irregularities are waived or not waived in the case of other shareholders. None of Purchaser, the Depositary, D.F. King & Co., Inc. (the “Information Agent”), or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any determinations made by Purchaser with respect to the terms and conditions of the Offer may be challenged by Mobileye shareholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Mobileye has provided Intel and Purchaser with the Mobileye shareholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal, and other related materials to Mobileye shareholders. The Offer to Purchase and the Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Mobileye shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and other nominees whose names, or the names of whose nominees, appear on the Mobileye shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Each holder of Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Shares for cash in the Offer or the Post-Closing Reorganization. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer.

The Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal, and the related Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders may call toll free: (800) 966-9021

Banks and brokers may call collect: (212) 269-5550

Email: mobileye@dfking.com